Exhibit 99.1

October 19, 2005

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Terry Francisco, Bank of America, 704.386.4343

Bank of America reports quarterly earnings of $4.13 billion, or $1.02 per share

Double digit revenue growth across all business segments

Investment banking, trading results increase

Efficiency ratio remains below 50 percent

Strong performance in card services

Average retail deposits up 10%

CHARLOTTE — Bank of America Corporation today reported that third quarter net income rose 10 percent to $4.13 billion from $3.76 billion a year earlier. Per share earnings increased 12 percent to $1.02 per share (diluted) from, $0.91 per share. Return on average common equity in the third quarter was 16.33 percent.

Excluding merger and restructuring charges of $120 million pre-tax, equal to 2 cents per share, the company earned $1.04 per share.

Improved results were driven by a 16 percent increase in revenue, reflecting continued success in growth initiatives in all of Bank of America’s major business segments. Revenue growth was driven primarily by increases in noninterest income, including continued strength in card results, service fees, a rebound in mortgage banking income, improved trading account profits and higher equity investment gains.

The growth in revenue, coupled with a 4 percent increase in noninterest expense, produced significant positive operating leverage of 12 percentage points.

For the first nine months of 2005, Bank of America earned $13.12 billion, or $3.22 per share (diluted), compared to $10.29 billion, or $2.76 per share, a year earlier.

“We had across the board increases in the business segments that make up our total revenue,” said Kenneth D. Lewis, chairman and chief executive officer. “This is a tribute to the power and balance of our franchise, the talent and energy of our associates and the continued improvements to the customer experience using Six Sigma and other processes. Combined with continued excellent expense control, we continue to produce significant positive operating leverage that is producing value for our shareholders.”

Business Highlights

•	The bank added a record 635,000 net new retail checking accounts in the quarter and 294,000 net new savings accounts. Total checking and savings accounts now are more than 51 million.

•	Total average retail deposit balances increased nearly $38 billion, or 10 percent, from a year ago to more than $434 billion, driven by increased sales of checking products such as My Access and Campus Edge from both banking store and online sales channels.

•	Average loans and leases grew 7 percent from a year ago to $539.5 billion.

•	Average managed consumer credit card outstandings rose 9 percent to a record $59.8 billion, as the company added 1.5 million new consumer credit card accounts in the quarter.

•	First mortgage loans originated in the third quarter rose to $27.5 billion, $10.9 billion higher than the third quarter of 2004, as borrowers took advantage of a favorable rate environment during the quarter.

•	Debit card activity grew substantially from the same period last year, as purchase volumes soared 28 percent and revenue increased 29 percent to $421 million.

•	Trading-related revenue climbed to $800 million in the third quarter from $584 million in the third quarter of 2004, boosted by improved results in equities and fixed income and interest rate-related trading.

•	Investment banking income on a consolidated basis increased 19 percent from a year ago due to substantial increases in equity underwriting and advisory services fees.

•	Assets under management grew 6 percent in Global Wealth and Investment Management from a year earlier.

•	Based on assets under management weighted over 3 years, 70 percent of Columbia Management Group’s funds (equity, fixed, money market funds) are in the top 25th percentile of Lipper’s overall rankings of the mutual fund industry.[1]

•	53 percent of Columbia Management’s equity and fixed income funds are rated 4 or 5 stars by Morningstar as of September 30, 2005. [2]

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Customer Highlights

•	Bank of America recently introduced its Keep the Change™ program, which provides a free savings feature tied to a debit card. When customers sign up for Keep the Change, the amount of every purchase they make with a Bank of America debit card is automatically rounded up to the nearest whole dollar and the difference is transferred from their checking accounts into their savings accounts at the end of the day. Bank of America will match 100 percent of the Keep the Change transfers for the first three months. After that the bank will contribute five percent of contributions each year, with a maximum match of $250 annually.

•	Bank of America introduced a new convenient nationwide service that allows customers to make remittances to Mexico for free. Called SafeSend®, the new free feature is available to anyone who has a Bank of America personal checking account. Earlier this year, Bank of America became the first major financial institution in the United States to offer free remittances when it introduced the product in Chicago.

•	Bank of America was named best consumer Internet bank in the United States by Global Finance magazine as part of its “World’s Best Internet Banks” competition. Global Finance magazine also gave Bank of America awards for the best information security initiatives, best bill pay and presentment, as well as best online consumer credit in North America. Bank of America is the leading online banking site, with 14.3 million active online banking customers, 7.0 million active bill pay customers, and more than 1.4 billion visits annually to bankofamerica.com.

•	While Bank of America has limited operations in Louisiana, Alabama and Mississippi, the bank has developed special product and service programs to assist customers affected by Hurricane Katrina within the federal disaster area, as designated by FEMA. These programs include payment deferrals for credit cards, mortgages, home equity lines of credit, and auto/boat/RV loans. Bank of America and its associates have given in excess of $4 million to aid the victims of Hurricane Katrina. Bank of America also previously announced a $100 million Community Development Banking goal to rebuild affordable housing and revitalize neighborhoods in Gulf Coast areas devastated by Hurricanes Katrina and Rita.

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Third Quarter 2005 Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis grew 16 percent to $14.81 billion from $12.76 billion the previous year.

Net interest income on a fully taxable-equivalent basis was $7.97 billion, up almost 2 percent from $7.84 billion a year earlier, as the impact of continued success in growing loans and deposits was dampened by continued relatively low long-term interest rates and a flatter yield curve. Specifically, the increase in net interest income was driven by growth in consumer and middle-market business loans, higher domestic deposit levels, and a larger asset-liability management portfolio. These increases were partially offset by margin compression resulting from a flattening yield curve and a lower trading-related net interest income contribution. Net interest income was up almost 2 percent from the second quarter of 2005. The net interest yield in the third quarter was 2.80 percent, down 1 basis point from the second quarter and 50 basis points from a year earlier.

Noninterest income rose 39 percent to $6.83 billion from $4.92 billion a year earlier. These results were driven by higher card income, equity investment gains and trading account profits. Mortgage banking income rebounded from a $250 million loss the previous year related to writedowns associated with mortgage servicing rights.

During the quarter, the company realized $29 million in debt securities gains compared to $732 million in the third quarter of 2004.

Efficiency

With strong revenue growth and continued expense control, the efficiency ratio for the third quarter of 2005, including merger and restructuring charges, improved to 49.20 percent (48.39 percent excluding merger and restructuring charges). Noninterest expense increased 4 percent to $7.29 billion compared to $7.02 billion a year ago, due primarily to increases in revenue-related incentive compensation resulting from improved performance. Full year 2005 cost savings from the merger with FleetBoston Financial Corporation are estimated to be $1.85 billion.

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Credit Quality

Credit quality was generally stable, however the rate of improvement in commercial credit quality slowed. Charge-offs and provision expense rose. The company took $209 million in previously-reserved-for charge-offs associated with the domestic airline industry. Consumer loan reserves increased, reflecting growth and seasoning in the credit card portfolio including returning securitizations. A $50 million reserve was established for estimated losses associated with Hurricane Katrina.

•	Provision for credit losses was $1.16 billion, up from $875 million in the second quarter of 2005 and $650 million a year earlier.

•	Net charge-offs were $1.15 billion, or 0.84 percent of average loans and leases. This compared to $880 million, or 0.68 percent, in the second quarter of 2005 and $719 million, or 0.57 percent of average loans and leases, in the third quarter of 2004.

•	Nonperforming assets decreased to $1.60 billion, or 0.29 percent of total loans, leases and foreclosed properties, at September 30, 2005. This compared to $1.90 billion, or 0.36 percent, at June 30, 2005 and $2.84 billion, or 0.55 percent, at September 30, 2004.

•	The allowance for loan and lease losses was $8.33 billion, or 1.50 percent of loans and leases, at September 30, 2005. This compared to $8.32 billion, or 1.57 percent, at June 30, 2005 and $8.72 billion, or 1.70 percent, at September 30, 2004.

Capital Management

Total shareholders’ equity was $101.3 billion at September 30, 2005. Period-end assets grew to $1.25 trillion. The Tier 1 Capital Ratio was 8.21 percent, compared to 8.06 percent at June 30, 2005 and 8.08 percent a year ago.

During the quarter, Bank of America paid a cash dividend of $0.50 per share. The company also issued 7.0 million shares, primarily related to employee stock options and ownership plans, and repurchased 10.6 million shares. Period-ending common shares issued and outstanding were 4.01 billion in the third quarter, compared to 4.02 billion in the second quarter of 2005 and 4.05 billion in the third quarter of 2004.

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Third Quarter 2005 Business Segment Results

Global Consumer and Small Business Banking

(Dollars in millions)	Third Quarter 2005	Third Quarter 2004
Total Revenue [1]	$7,402	$6,578
Provision for credit losses	1,107	1,012
Noninterest expense	3,328	3,317
Net Income	1,884	1,503
Efficiency ratio	45.0%	50.4%
Return on average equity	22.8	18.3
Loans and leases[2]	$145,715	$134,201
Deposits[2]	310,495	306,367

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

Continued strong growth in the card business, significant increases in home equity loans, a rebound in mortgage banking, and continuing account growth which has led to market share gains in retail deposits, drove Global Consumer and Small Business Banking’s 25 percent increase in net income. Revenue rose 12 percent.

Card income rose more than 21 percent to $1.4 billion as a result of increased customer activity, growth in managed outstandings and the impact of the National Processing Corporation acquisition in the fourth quarter of 2004. Provision expense increased primarily due to higher card charge-offs resulting from growth and seasoning of the portfolio.

The bank’s mortgage unit benefited from an improved interest rate environment in the quarter along with a reduced cost structure for originating and servicing first mortgages and home equity loans. Average outstandings on home equity loans across all business units increased 31 percent to $65.7 billion from the third quarter of 2004. Results were significantly better than a year ago, primarily due to a writedown of mortgage servicing rights in the third quarter of 2004.

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Global Business and Financial Services

(Dollars in millions)	Third Quarter 2005	Third Quarter 2004
Total Revenue [1]	$2,854	$2,519
Provision for credit losses	79	(236)
Noninterest expense	1,052	921
Net Income	1,102	1,190
Efficiency ratio	36.9%	36.6%
Return on average equity	15.1	15.9
Loans and leases[2]	$183,937	$164,811
Deposits[2]	107,963	102,252

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

Global Business and Financial Services benefited in the quarter from continued strong loan growth across all business lines, including the purchase of loans from General Motors Acceptance Corporation. Net income declined as provision expense increased. Revenue grew more than 13 percent.

Average loans and leases in Global Business and Financial Services grew more than $19 billion from the third quarter of 2004, or 12 percent, as commercial activity continued to increase. Middle market business loans and leases grew more than 10 percent with strong growth across all geographic regions.

Revenue growth was driven by strong net interest income on loans and deposits in Commercial Real Estate and Business Banking.

Provision expense increased $315 million, primarily due to a slower rate of improvement in commercial credit quality and higher net charge-offs.

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Global Capital Markets and Investment Banking

(Dollars in millions)	Third Quarter 2005	Third Quarter 2004
Total Revenue [1]	$2,323	$2,066
Trading-related revenue	800	584
Investment banking income	491	420
Provision for credit losses	(69)	(152)
Noninterest expense	1,715	1,508
Net Income	434	471
Efficiency ratio	73.9%	73.0%
Return on average equity	16.9	17.3
Loans and leases[2]	$32,280	$35,370
Deposits[2]	83,042	72,224
Trading-related earning assets[2]	312,441	222,042

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

Strong trading results and increased market share gains in investment banking for Global Capital Markets and Investment Banking drove revenue 12 percent higher. Net income declined as provision increased and expenses rose as the company continued to invest in the business.

Trading-related results benefited from increased profits in fixed income, equities, interest rate and foreign exchange products.

Investment banking income was up 17 percent, driven by increased activity in equity underwriting and advisory services.

During the quarter, Banc of America Securities achieved significant gains in market share as tabulated by Thomson Financial. Year-to-date, the unit increased its market share in underwriting investment grade debt to 8 percent and rose in rankings to 4th from 8th for the first nine months of 2004. Banc of America Securities maintained its number one ranking in high yield debt underwriting for the year, and maintained top five underwriting rankings in syndicated loans, leveraged loans, and mortgage-backed securities.

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Global Wealth and Investment Management

(Dollars in millions)	Third Quarter 2005	Third Quarter 2004
Total Revenue [1]	$1,835	$1,605
Provision for credit losses	1	(18)
Noninterest expense	914	873
Net Income	583	476
Efficiency ratio	49.9%	54.4%
Return on average equity	23.2	20.2
Average loans and leases[2]	$55,175	$45,654
Average deposits[2]	116,068	87,909

(in billions)	At 9/30/05	At 9/30/04
Assets under management	$457.4	$429.5

[1]	Fully taxable-equivalent basis

[2]	Balances averaged for period

Global Wealth and Investment Management increased net income by 22 percent from third quarter 2004 as increased asset management fees, higher loan volume and migration of deposits to Premier Banking from Consumer Banking drove results.

Asset management fees increased 7 percent from the third quarter of 2004 as the unit experienced 6 percent growth in assets under management. Growth in assets under management was mainly due to net inflows of $3.6 billion and the positive impact of $24.2 billion in increased market values.

Sales of brokerage services to Premier clients, the mass affluent sector, continued to grow, with 30 percent currently using these investment services in addition to banking products, up from 25 percent at the end of 2004.

All Other

All Other reflected $124 million of net income for the quarter, the same as the third quarter of 2004. Equity Investment gains were $564 million in the third quarter of 2005 compared to $182 million in the third quarter of 2004. All Other also included debt securities gains related to asset/liability management of $13 million, compared to $614 million in the third quarter of 2004.

Note: Al de Molina, chief financial officer, will discuss third quarter results in a conference call at 10 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

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Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 38 million consumer and small business relationships with more than 5,800 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than 14 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 97 percent of the U.S. Fortune 500 companies and 79 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 10) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

1 Lipper Inc. is an independent mutual fund performance monitor. Lipper ranks mutual funds’ total performance (assuming reinvestment of distributions) against other funds having similar investment objectives and strategies. Lipper makes no adjustment for the effect of sales loads.

2 45 Columbia Management funds had at least one share class earn an Overall Rating of 4 or 5 stars by Morningstar, Inc. for the period ended August 31, 2005. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating (tm) based on a Morningstar Risk-Adjusted Return measure. The top 10 percent of funds in each category receive five stars, the next 22.5 percent receive four stars. The Overall Morningstar Rating for a fund is derived from a weighted average of the performance figures associated with its three-, five- and ten-year (if applicable) Morningstar Rating metrics. Past performance is no guarantee of future performance.

Bank of America

Selected Financial Data

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
(Dollars in millions, except per share data; shares in thousands)

Financial Summary
Earnings	$4,127	$3,764	$13,118	$10,294
Earnings per common share	1.03	0.93	3.27	2.80
Diluted earnings per common share	1.02	0.91	3.22	2.76
Dividends paid per common share	0.50	0.45	1.40	1.25
Closing market price per common share	42.10	43.33	42.10	43.33
Average common shares issued and outstanding	4,000,573	4,052,304	4,012,924	3,666,298
Average diluted common shares issued and outstanding	4,054,659	4,121,375	4,072,991	3,729,120
Summary Income Statement
Net interest income	$7,773	$7,665	$23,296	$21,047
Total noninterest income	6,834	4,922	19,348	14,119

Total revenue	14,607	12,587	42,644	35,166
Provision for credit losses	1,159	650	2,614	2,063
Gains on sales of debt securities	29	732	1,013	2,022
Other noninterest expense	7,165	6,800	21,008	19,333
Merger and restructuring charges	120	221	353	346

Income before income taxes	6,192	5,648	19,682	15,446
Income tax expense	2,065	1,884	6,564	5,152

Operating net income	4,207	3,911	13,353	10,524

Merger & Restructuring charges, net of tax	80	147	235	230

Net income	$4,127	$3,764	$13,118	$10,294

Summary Average Balance Sheet
Total loans and leases	$539,487	$503,078	$528,339	$458,268
Securities	225,952	169,515	219,314	143,119
Total earning assets	1,137,619	948,383	1,100,693	874,176
Total assets	1,294,745	1,096,683	1,258,050	1,008,434
Total deposits	632,771	587,878	633,614	531,958
Shareholders’ equity	100,454	96,392	99,234	79,510
Common shareholders’ equity	100,183	96,120	98,963	79,293

Performance Ratios
Return on average assets	1.26%	1.37%	1.39%	1.36%
Return on average common shareholders’ equity	16.33	15.56	17.70	17.32

Credit Quality
Net charge-offs	$1,145	$719	$2,914	$2,268
Annualized net charge-offs as a % of average loans and leases outstanding	0.84%	0.57%	0.74%	0.66%
Managed credit card net losses as a % of average managed credit card receivables	5.74	5.48	6,04	5.52

	At September 30
	2005		2004
Balance Sheet Highlights
Loans and leases	$554,603		$511,639
Total securities	227,485		163,858
Total earning assets	1,091,680		927,161
Total assets	1,252,259		1,072,829
Total deposits	626,477		591,258
Total shareholders’ equity	101,258		98,011
Common shareholders’ equity	100,987		97,739
Book value per share	25.16		24.14

Tangible equity ratio	4.37%		4.84%

Risk-based capital ratios:
Tier 1	8.21	*	8.08
Total	11.12	*	11.71
Leverage ratio	5.85	*	5.92

Period-end common shares issued and outstanding	4,013,063		4,049,063

Allowance for credit losses:
Allowance for loan and lease losses	$8,326		$8,723
Reserve for unfunded lending commitments	390		446

Total	$8,716		$9,169

Allowance for loan and lease losses as a % of total loans and leases	1.50%		1.70%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	556		343
Total nonperforming loans and leases	$1,498		$2,546
Total nonperforming assets	1,597		2,836
Nonperforming assets as a % of:
Total assets	0.13%		0.26%
Total loans, leases and foreclosed properties	0.29		0.55
Nonperforming loans and leases as a % of total loans and leases	0.27		0.50

Other Data
Full-time equivalent employees	177,236		178,632
Number of banking centers - domestic	5,844		5,829
Number of ATMs - domestic	16,714		16,728

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.

BUSINESS SEGMENT RESULTS

	Global Consumer and Small Business Banking	Global Business and Financial Services	Global Capital Markets and Investment Banking	Global Wealth and Investment Management	All Other
Three Months Ended September 30, 2005
Total revenue (FTE) (2)	$7,402	$2,854	$2,323	$1,835	$393
Net income	1,884	1,102	434	583	124
Shareholder value added	1,113	333	163	326	(305)
Return on average equity	22.81%	15.13%	16.90%	23.23%	n/m
Average loans and leases	$145,715	$183,937	$32,280	$55,175	$122,380

Three Months Ended September 30, 2004
Total revenue (FTE) (2)	$6,578	$2,519	$2,066	$1,605	$(10)
Net income	1,503	1,190	471	476	124
Shareholder value added	731	400	185	236	(99)
Return on average equity	18.30%	15.86%	17.34%	20.21%	n/m
Average loans and leases	$134,201	$164,811	$35,370	$45,654	$123,041

Nine Months Ended September 30, 2005
Total revenue (FTE) (2)	$21,447	$8,260	$7,063	$5,465	$999
Net income	5,394	3,427	1,613	1,752	932
Shareholder value added	3,108	1,127	808	985	(204)
Return on average equity	21.94%	15.71%	21.11%	23.42%	n/m
Average loans and leases	$142,260	$177,264	$32,865	$52,983	$122,967

Nine Months Ended September 30, 2004
Total revenue (FTE) (2)	$18,035	$6,533	$6,852	$4,252	$4
Net income	4,361	2,629	1,335	1,122	847
Shareholder value added	2,517	874	570	527	(39)
Return on average equity	22.40%	15.77%	18.45%	19.33%	n/m
Average loans and leases	$116,822	$146,347	$33,889	$42,749	$118,461

n/m = not meaningful

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data (2)
Net interest income	$7,973	$7,836	$23,886	$21,557
Total revenue	14,807	12,758	43,234	35,676
Net interest yield	2.80%	3.30%	2.90%	3.29%
Efficiency ratio	49.20	55.03	49.41	55.16

Reconciliation of net income to operating earnings
Net income	$4,127	$3,764	$13,118	$10,294
Merger and restructuring charges	120	221	353	346
Related income tax benefit	(40)	(74)	(118)	(116)

Operating earnings	$4,207	$3,911	$13,353	$10,524

Operating Basis
Diluted earnings per common share	$1.04	$0.95	$3.28	$2.82
Return on average assets	1.29%	1.42%	1.42%	1.39%
Return on average common shareholders’ equity	16.64	16.17	18.02	17.71
Efficiency ratio	48.39	53.30	48.59	54.19

Reconciliation of net income to shareholder value added
Net income	$4,127	$3,764	$13,118	$10,294
Amortization of intangibles	201	200	613	455
Merger and restructuring charges, net of tax benefit	80	147	235	230
Capital charge	(2,778)	(2,658)	(8,142)	(6,530)

Shareholder value added	$1,630	$1,453	$5,824	$4,449

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.

(2)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.